Exhibit 99.1

NEWS RELEASE

Media Contact:	Katie Nieri
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com

Sempra Reports 2023 Financial
and Business Results

•Announces 20% Increase in Capital Plan to $48 Billion
•Raises Annualized Common Stock Dividend for 14th Consecutive Year
•Narrows Full-Year 2024 and Issues 2025 EPS Guidance Ranges
•Affirms 6-8% Projected Long-Term EPS Growth Rate

SAN DIEGO, Feb. 27, 2024 — Sempra (NYSE: SRE) (BMV: SRE) today reported full-year 2023 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $3.03 billion or $4.79 per diluted share, compared to full-year 2022 GAAP earnings of $2.09 billion or $3.31 per diluted share. On an adjusted basis, full-year earnings were $2.92 billion or $4.61 per diluted share in both 2023 and 2022.

“Strong business performance in 2023 reflects continued improvements in our corporate strategy and consistency in execution,” said Jeffrey W. Martin, chairman and CEO of Sempra. “At Sempra, our goal is to give investors exposure to attractive growth in the energy infrastructure sector with the support of a growing dividend and a management team committed to providing superior, long-term total returns.”

The company also reported fourth-quarter 2023 GAAP earnings of $737 million or $1.16 per diluted share, compared to fourth-quarter 2022 GAAP earnings of $438 million or $0.69 per diluted share. On an adjusted basis, the company’s fourth-quarter 2023 earnings were $719 million or $1.13 per diluted share, compared to $743 million or $1.17 per diluted share in fourth-quarter 2022.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full-year 2023 and 2022.

(Dollars and shares in millions, except EPS)	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022

GAAP Earnings	$737	$438	$3,030	$2,094
Impact associated with Aliso Canyon litigation and regulatory matters	—	—	—	199
Equity losses from write-off of rate base disallowances resulting from Public Utility Commission of Texas' final order in Oncor Electric Delivery Company LLC's comprehensive base rate review	—	—	44	—
Impact from foreign currency and inflation on monetary positions in Mexico	69	75	235	164
Net unrealized (gains) losses on commodity derivatives	(47)	247	(366)	355
Net unrealized (gains) losses on contingent interest rate swap related to initial phase of the Port Arthur LNG liquefaction project	—	(17)	17	(17)
Deferred income tax expense associated with change in indefinite reinvestment assertion related to sale of noncontrolling interest to Abu Dhabi Investment Authority	—	—	—	120
Earnings from investment in RBS Sempra Commodities LLP	(40)	—	(40)	—
Adjusted Earnings(1)	$719	$743	$2,920	$2,915

Diluted Weighted-Average Common Shares Outstanding	634	632	633	633
GAAP EPS	$1.16	$0.69	$4.79	$3.31
Adjusted EPS(1)	$1.13	$1.17	$4.61	$4.61

1)See Table A for information regarding non-GAAP financial measures and descriptions of adjustments.

Capital Plan Growth
Across North America, the growing need to connect people to safer, more reliable and cleaner energy is driving significant investment opportunities in the transmission and distribution portion of the energy value chain. In response to this opportunity, Sempra is forecasting a company-record five-year capital plan of approximately $48 billion, representing a 20% increase from the previous capital plan. Over 90% of these investments are focused on Sempra California and Sempra Texas.

“Strong projected growth in Sempra’s core markets is driving a substantial increase in our five-year capital plan,” said Karen Sedgwick, executive vice president and chief financial officer of Sempra. “Expanding our capital campaign also supports our confidence in our ability to deliver sustainable, long-term value for our owners.”

Progress at Sempra’s Three Growth Platforms
Sempra's three growth platforms – Sempra California, Sempra Texas and Sempra Infrastructure – deliver energy to nearly 40 million consumers across some of the world's most significant economic markets, including California, Texas, Mexico and global energy markets.

Sempra California
Serving roughly 25 million consumers, Sempra California is a dual-utility platform focused on connecting people to safer, more reliable and cleaner energy. In 2023, $4.6 billion was invested in capital projects, including installing 200 megawatts of new utility-owned battery storage and microgrids to help enhance grid reliability and strengthen community resilience.

In California, our regulated utilities continue to earn recognition for both sustainability and innovation. In the fourth quarter of 2023, the [H2] Innovation Experience was named to Fast Company’s list of the Next Big Things in Tech. Sempra California’s electric network was recognized by PA Consulting for Outstanding Grid Sustainability and for Outstanding Reliability Performance, a reliability distinction it has earned for 18 years in a row.

Additionally, progress continues with the general rate cases before the California Public Utilities Commission including proposed partial settlements reached with certain intervenors. A proposed decision is scheduled for the second quarter of 2024.

Sempra Texas
Broad economic growth is driving new investment opportunities at Sempra Texas. In 2023, roughly $3.8 billion of capital was invested by Oncor Electric Delivery Company LLC (Oncor) to support the growing needs of its customers, resulting in approximately 12% rate base growth since year-end 2022.

Nearly $1.6 billion of transmission projects were placed into service by Oncor in 2023, including placement of over 40 major substations and over 30 major switching stations and approximately 390 circuit miles of new or upgraded high-voltage transmission lines. Additionally, in 2023, Oncor saw a 25% increase in active generation and retail transmission interconnection requests as compared to 2022. Of the approximately 480 active generation point of interconnection requests in the queue at the end of 2023, 46% were solar, 42% were storage, 9% were wind and 3% were natural gas.

Several constructive legislative and regulatory outcomes were achieved in 2023 that are expected to support critical new infrastructure investments in the Texas market, while also improving the timeliness of capital recovery.

Sempra Infrastructure
Sempra Infrastructure delivered strong financial and operational performance in 2023, a testament to its effectiveness as a high-growth, lower-carbon business focused on delivering cleaner and more secure energy to customers around the world.

Cameron LNG Phase 1 continues to be highly efficient, delivering excess production and achieving over 700 cargoes loaded since production began. As the company looks to expand its liquefied natural gas (LNG) portfolio, significant progress continues at Energía Costa Azul (ECA) LNG Phase 1 and Port Arthur LNG Phase 1. ECA LNG Phase 1 remains on track for commercial operations in summer 2025.

In 2023, Sempra Infrastructure made a positive Final Investment Decision on Port Arthur LNG Phase 1 and project-level financing was secured. Sempra also closed the sales of indirect non-controlling interests in the project to ConocoPhillips and KKR.

In addition, Sempra Infrastructure continues to advance development efforts for its various LNG, hydrogen and carbon capture projects in response to continued global demand for cleaner fuels to support the decarbonization of the power sector and improve energy security.

Earnings Guidance
Sempra is narrowing its full-year 2024 earnings-per-common share (EPS) guidance range to $4.60 to $4.90 and announcing a full-year 2025 EPS guidance range of $4.90 to $5.25, which represents a 7% year-over-year increase from the midpoint of the full-year 2024 EPS guidance range. The company is also affirming its projected long-term EPS growth rate of approximately 6% to 8%.

Common and Preferred Dividends
Sempra’s board of directors declared a $0.62 per share quarterly dividend on the company's common stock, which is payable April 15, 2024, to common stock shareholders of record at the close of business on March 21, 2024. The declared quarterly dividend represents an increase of the company's common stock dividend to $2.48 per share, on an annualized basis, from $2.38 per share in 2023.

Additionally, Sempra’s board of directors declared a semi-annual dividend of $24.375 per share on the company’s 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C. The preferred stock dividends will be payable April 15, 2024, to preferred stock shareholders of record at the close of business on April 1, 2024.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings and adjusted EPS. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra is a leading North American energy infrastructure company focused on delivering energy to nearly 40 million consumers. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving the energy resilience of some of the world’s most significant economic markets, including California, Texas, Mexico and global energy market. The company is recognized as a leader in sustainable business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra’s inclusion in the Dow Jones Sustainability Index North America and in The Wall Street Journal’s Best Managed Companies. More information about Sempra is available at sempra.com and on social media @Sempra.

###

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, investigations, inquiries, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, U.S. Internal Revenue Service and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions, including risks related to (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, (iv) obtaining third-party consents and approvals, and (v) third parties honoring their contracts and commitments; macroeconomic trends or other factors that could change our capital expenditure plans and their potential impact on rate base or other growth; litigation, arbitrations, property disputes and other proceedings, and changes to laws and regulations, including those related to tax and trade policy and the energy industry in Mexico; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, or (iii) rising interest rates and inflation; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate and sustainability policies, laws, rules, regulations, disclosures and trends, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to relevant emerging and early-stage technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		Years ended December 31,
	2023	2022	2023(1)	2022(1)

REVENUES
Utilities:
Natural gas	$1,935	$2,257	$9,495	$7,868
Electric	1,003	1,120	4,334	4,783
Energy-related businesses	553	78	2,891	1,788
Total revenues	3,491	3,455	16,720	14,439

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(465)	(768)	(3,719)	(2,603)
Cost of electric fuel and purchased power	10	(174)	(375)	(937)
Energy-related businesses cost of sales	(111)	(178)	(548)	(942)
Operation and maintenance	(1,500)	(1,292)	(5,458)	(4,746)
Aliso Canyon litigation and regulatory matters	—	—	—	(259)
Depreciation and amortization	(576)	(519)	(2,227)	(2,019)
Franchise fees and other taxes	(168)	(161)	(677)	(635)
Other income, net	56	27	131	24
Interest income	29	17	89	75
Interest expense	(314)	(258)	(1,309)	(1,054)
Income before income taxes and equity earnings	452	149	2,627	1,343
Income tax benefit (expense)	9	(121)	(490)	(556)
Equity earnings	395	380	1,481	1,498
Net income	856	408	3,618	2,285
(Earnings) losses attributable to noncontrolling interests	(108)	41	(543)	(146)
Preferred dividends	(11)	(11)	(44)	(44)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$737	$438	$3,030	$2,094

Basic earnings per common share (EPS):
Earnings	$1.17	$0.70	$4.81	$3.32
Weighted-average common shares outstanding	631,284	629,476	630,296	630,318

Diluted EPS:
Earnings	$1.16	$0.69	$4.79	$3.31
Weighted-average common shares outstanding	634,228	632,295	632,733	632,757
(1)     Derived from audited financial statements.

SEMPRA
Table A (Continued)
RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2023 and 2022 as follows:
Three months ended December 31, 2023:
▪$(69) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$47 million net unrealized gains on commodity derivatives
▪$40 million equity earnings from investment in RBS Sempra Commodities LLP based on a legal settlement

Three months ended December 31, 2022:
▪$(75) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(247) million net unrealized losses on commodity derivatives
▪$17 million net unrealized gains on a contingent interest rate swap related to the proposed initial phase of the Port Arthur LNG liquefaction project

Year ended December 31, 2023:
▪$(44) million equity losses from investment in Oncor Electric Delivery Holdings Company LLC related to a write-off of rate base disallowances resulting from the Public Utility Commission of Texas' final order in Oncor Electric Delivery Company LLC's comprehensive base rate review
▪$(235) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$366 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the initial phase of the Port Arthur LNG liquefaction project
▪$40 million equity earnings from investment in RBS Sempra Commodities LLP based on a legal settlement

Year ended December 31, 2022:
▪$(199) million impact associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at Sempra California
▪$(164) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(355) million net unrealized losses on commodity derivatives
▪$17 million net unrealized gains on a contingent interest rate swap related to the proposed initial phase of the Port Arthur LNG liquefaction project
▪$(120) million deferred income tax expense associated with the change in our indefinite reinvestment assertion as a result of progress in obtaining regulatory approvals necessary to close the sale of 10% noncontrolling interest in Sempra Infrastructure Partners, LP to Abu Dhabi Investment Authority

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except EPS; shares in thousands)
	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings
	Three months ended December 31, 2023				Three months ended December 31, 2022

Sempra GAAP Earnings				$737				$438
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	$22	$80	$(33)	69	$19	$89	$(33)	75
Net unrealized (gains) losses on commodity derivatives	(92)	16	29	(47)	486	(96)	(143)	247
Net unrealized gains on contingent interest rate swap related to proposed initial phase of the Port Arthur LNG liquefaction project	—	—	—	—	(33)	6	10	(17)
Earnings from investment in RBS Sempra Commodities LLP	(40)	—	—	(40)	—	—	—	—
Sempra Adjusted Earnings				$719				$743

Diluted EPS:
Weighted-average common shares outstanding, diluted				634,228				632,295
Sempra GAAP EPS				$1.16				$0.69
Sempra Adjusted EPS				$1.13				$1.17

	Year ended December 31, 2023				Year ended December 31, 2022

Sempra GAAP Earnings				$3,030				$2,094
Excluded items:
Impact associated with Aliso Canyon litigation and regulatory matters	$—	$—	$—	—	$259	$(60)	$—	199
Equity losses from write-off of rate base disallowances resulting from Public Utility Commission of Texas' final order in Oncor Electric Delivery Company LLC's comprehensive base rate review	—	—	—	44	—	—	—	—
Impact from foreign currency and inflation on monetary positions in Mexico	62	283	(110)	235	49	169	(54)	164
Net unrealized (gains) losses on commodity derivatives	(722)	144	212	(366)	669	(138)	(176)	355
Net unrealized losses (gains) on contingent interest rate swap related to initial phase of the Port Arthur LNG liquefaction project	33	(6)	(10)	17	(33)	6	10	(17)
Deferred income tax expense associated with change in indefinite reinvestment assertion related to sale of noncontrolling interest to Abu Dhabi Investment Authority	—	—	—	—	—	120	—	120
Earnings from investment in RBS Sempra Commodities LLP	(40)	—	—	(40)	—	—	—	—
Sempra Adjusted Earnings				$2,920				$2,915

Diluted EPS:
Weighted-average common shares outstanding, diluted				632,733				632,757
Sempra GAAP EPS				$4.79				$3.31
Sempra Adjusted EPS				$4.61				$4.61
(1)     Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses for our investment in Oncor Electric Delivery Holdings Company LLC net of income tax. We did not record an income tax expense for the equity earnings from our investment in RBS Sempra Commodities LLP because, even though a portion may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.

SEMPRA
Table B

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	December 31,
	2023(1)	2022(1)
ASSETS
Current assets:
Cash and cash equivalents	$236	$370
Restricted cash	49	40
Accounts receivable – trade, net	2,151	2,635
Accounts receivable – other, net	561	685
Due from unconsolidated affiliates	31	54
Income taxes receivable	94	113
Inventories	482	403
Prepaid expenses	273	268
Regulatory assets	226	351
Fixed-price contracts and other derivatives	122	803
Greenhouse gas allowances	1,189	141
Other current assets	56	49
Total current assets	5,470	5,912

Other assets:
Restricted cash	104	52
Regulatory assets	3,771	2,588
Greenhouse gas allowances	301	796
Nuclear decommissioning trusts	872	841
Dedicated assets in support of certain benefit plans	549	505
Deferred income taxes	129	135
Right-of-use assets – operating leases	723	655
Investment in Oncor Holdings	14,266	13,665
Other investments	2,244	2,012
Goodwill	1,602	1,602
Other intangible assets	318	344
Wildfire fund	269	303
Other long-term assets	1,603	1,382
Total other assets	26,751	24,880
Property, plant and equipment, net	54,960	47,782
Total assets	$87,181	$78,574
(1)     Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in millions)
	December 31,
	2023(1)	2022(1)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,342	$3,352
Accounts payable – trade	2,211	1,994
Accounts payable – other	224	275
Due to unconsolidated affiliates	5	—
Dividends and interest payable	691	621
Accrued compensation and benefits	526	484
Regulatory liabilities	553	504
Current portion of long-term debt and finance leases	975	1,019
Reserve for Aliso Canyon costs	31	129
Greenhouse gas obligations	1,189	141
Other current liabilities	1,343	1,380
Total current liabilities	10,090	9,899

Long-term debt and finance leases	27,759	24,548

Deferred credits and other liabilities:
Due to unconsolidated affiliates	307	301
Regulatory liabilities	3,739	3,341
Greenhouse gas obligations	—	565
Pension and other postretirement benefit plan obligations, net of plan assets	407	410
Deferred income taxes	5,254	4,591
Asset retirement obligations	3,642	3,546
Deferred credits and other	2,329	2,117
Total deferred credits and other liabilities	15,678	14,871
Equity:
Sempra shareholders’ equity	28,675	27,115
Preferred stock of subsidiary	20	20
Other noncontrolling interests	4,959	2,121
Total equity	33,654	29,256
Total liabilities and equity	$87,181	$78,574
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Years ended December 31,
	2023(1)	2022(1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,618	$2,285
Adjustments to reconcile net income to net cash provided by operating activities	853	2,025
Reserve for Aliso Canyon costs	(98)	(1,851)
Net change in other working capital components	1,527	(1,967)
Insurance receivable for Aliso Canyon costs	—	360
Distributions from investments	912	854
Changes in other noncurrent assets and liabilities, net	(594)	(564)
Net cash provided by operating activities	6,218	1,142

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(8,397)	(5,357)
Expenditures for investments and acquisitions	(382)	(376)
Proceeds from sale of assets	3	—
Purchases of nuclear decommissioning and other trust assets	(610)	(700)
Proceeds from sales of nuclear decommissioning and other trust assets	661	762
Repayments of advances to unconsolidated affiliates	—	626
Other	9	6
Net cash used in investing activities	(8,716)	(5,039)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,483)	(1,430)
Preferred dividends paid	(44)	(44)
Issuances of common stock, net	145	4
Repurchases of common stock	(32)	(478)
Issuances of debt (maturities greater than 90 days)	7,669	9,984
Payments on debt (maturities greater than 90 days) and finance leases	(6,294)	(4,510)
Increase (decrease) in short-term debt, net	552	(1,266)
Advances from unconsolidated affiliates	31	28
Proceeds from sales of noncontrolling interests, net	1,219	1,732
Distributions to noncontrolling interests	(730)	(237)
Contributions from noncontrolling interests	1,570	31
Settlement of cross-currency swaps	(99)	—
Other	(85)	(35)
Net cash provided by financing activities	2,419	3,779

Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	(1)

Decrease in cash, cash equivalents and restricted cash	(73)	(119)
Cash, cash equivalents and restricted cash, January 1	462	581
Cash, cash equivalents and restricted cash, December 31	$389	$462
(1)     Derived from audited financial statements.

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES AND INVESTMENTS
(Dollars in millions)
	Three months ended December 31,		Years ended December 31,
	2023	2022	2023(1)	2022(1)

Earnings (Losses) Attributable to Common Shares
Sempra California	$500	$494	$1,747	$1,514
Sempra Texas Utilities	146	132	694	736
Sempra Infrastructure	131	(82)	877	310
Parent and other	(40)	(106)	(288)	(466)
Total	$737	$438	$3,030	$2,094

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023(1)	2022(1)

Capital Expenditures and Investments
Sempra California	$1,216	$1,421	$4,560	$4,466
Sempra Texas Utilities	97	90	367	346
Sempra Infrastructure	1,111	406	3,847	914
Parent and other	—	1	5	7
Total	$2,424	$1,918	$8,779	$5,733
(1)     Derived from audited financial statements.

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended December 31,		Years ended or at December 31,
	2023	2022	2023	2022

UTILITIES
Sempra California
Gas sales (Bcf)(1)	89	109	369	349
Transportation (Bcf)(1)	150	163	588	625
Total deliveries (Bcf)(1)	239	272	957	974

Total gas customer meters (thousands)			7,078	7,040

Electric sales (millions of kWhs)(1)	974	1,715	4,619	7,800
Community Choice Aggregation and Direct Access (millions of kWhs)(2)	3,227	2,765	12,228	9,900
Total deliveries (millions of kWhs)(1)	4,201	4,480	16,847	17,700

Total electric customer meters (thousands)			1,517	1,504

Oncor Electric Delivery Company LLC(3)
Total deliveries (millions of kWhs)	35,906	33,680	156,477	149,260
Total electric customer meters (thousands)			3,969	3,896

Ecogas México, S. de R.L. de C.V.
Natural gas sales (Bcf)	1	1	4	4
Natural gas customer meters (thousands)			157	150

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	1,064	842	3,086	3,110
Wind and solar (millions of kWhs)(1)	610	640	3,135	2,987
(1)     Includes intercompany sales.
(2)     Several jurisdictions in Sempra California's territory have implemented Community Choice Aggregation, including the City of San Diego in 2022. Additional jurisdictions are in the process of implementing or considering Community Choice Aggregation.
(3)     Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC, in which we hold an indirect 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.